Exhibit 99.1

Contact: Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2016 THIRD QUARTER
AND NINE-MONTH RESULTS

IRVINE, CA, May 12, 2016 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2016 third quarter ended March 31, 2016. The Company also filed its Quarterly Report on Form 10-Q for the third quarter of fiscal year 2016 with the Securities and Exchange Commission today.

Quarter Ended March 31, 2016

Net sales for the three months ended March 31, 2016 increased $1.4 million, or 36%, to $5.3 million from $3.9 million for the three months ended March 31, 2015, due primarily to increases in medical device revenues as well as an additional medical device product launch during the second quarter of fiscal 2016. Gross profit for the three months ended March 31, 2016 increased $315,000, or 30%, to $1.4 million from $1.1 million for the same period in fiscal 2015, primarily as a result of the increase in sales volume, described above.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended March 31, 2016 decreased $125,000 or 9% to $1.3 million compared to the prior fiscal year’s corresponding quarter. During the quarter ended March 31, 2016 we recorded an impairment charge in the amount of $245,000 relating to Fineline Molds goodwill and intangible assets, as a result of our annual impairment test. This impairment charge, included in operating expenses, is offset by reduced legal and professional fees in the current fiscal year in the amount of $172,000 recorded in general and administrative expenses and a reduction in personnel and related costs primarily of our Engineering Services Division in the amount of $168,000.

Income from continuing operations for the quarter ended March 31, 2016 increased by $460,000 to $368,000, compared to a loss from continuing operations of $92,000 in the corresponding quarter in fiscal 2015. Net income for the quarter ended March 31, 2016 was $368,000, or $0.09 per share, compared to a net loss of $76,000, or $0.02 per share, for the corresponding quarter in fiscal 2015.

Nine Months Ended March 31, 2016

Net sales for the nine months ended March 31, 2016 increased $5.5 million, or 60%, to $14.9 million from $9.3 million for the nine months ended March 31, 2015, due primarily to increases in medical device revenues, which represents approximately 71% of our revenue for the nine months ended March 31, 2016.

Gross profit for the nine months ended March 31, 2016 increased $1.4 million, or 54% compared to the same period in fiscal 2015, primarily as a result of the increase in sales volume, described above.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the nine months ended March 31, 2016 increased 2% to $3.6 million from

$3.5 million in the prior fiscal year’s corresponding period, reflecting primarily the goodwill and long-lived asset impairment charge relating to our Fineline Molds division, a business we acquired in the third quarter of fiscal 2015.

Income from continuing operations for the nine months ended March 31, 2016 was $633,000, compared to a loss from continuing operations of $475,000 for the corresponding period in fiscal 2015. Net income for the nine months ended March 31, 2016 was $633,000, or $0.15 per share, compared to a net loss of $438,000, or $0.10 per share, for the corresponding period in fiscal 2015.

CEO Comments

Richard L. (“Rick”) Van Kirk, the Company’s President and Chief Executive Officer, commented, “We are pleased with our continued positive sales growth and have continued our earnings momentum with two consecutive quarters of profitability and I want to thank the Pro-Dex team as our results are reflective of their efforts. In addition, our gain on the Ramsey property is indicative of Pro-Dex’s willingness to be open minded and flexible while looking for opportunities to increase shareholder value,” continued Mr. Van Kirk.

“Although we recorded an impairment charge related to our Fineline Molds business, we gained valuable insight related to business acquisitions and integration and have made management changes that we believe will positively impact the division going forward. In the near term, however, we will be focusing our efforts on organic sales growth. Finally,” concluded Mr. Van Kirk, “during the third quarter, the USPTO issued a long awaited patent, which we use in several of our medical device products, and protects one of our key technologies, which we believe has the potential to be used in many diverse applications. We also have a number of significant proposals outstanding with customers for new projects and in fact believe that we are close to finalizing terms on a new engineering project for our medical device core business. This business development activity has us encouraged about further growth for our core business as we take this turn around to the next level.”

About Pro-Dex, Inc.:

Pro-Dex, Inc., with operations in California and Oregon, specializes in the design, development and manufacture of powered rotary drive surgical and dental instruments used primarily in the orthopedic, spine, maxocranial facial and dental markets.  Its OMS division designs and manufactures embedded motion control systems serving the medical, factory automation, semi-conductor and scientific research markets. Its Fineline Molds division manufactures plastic injection molding for a variety of industries. Pro-Dex’s products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world.

Pro-Dex also provides quality and regulatory consulting services, as well as engineering consulting and placement services through its Engineering Services Division.  For more information, visit the Company’s website at www.pro-dex.com.

Statements herein concerning the Company’s plans, growth and strategies may include ‘forward-looking statements’ within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company’s filings with the Securities and Exchange Commission.

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PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	March 31, 2016	June 30, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$1,452	$697
Accounts receivable, net of allowance for doubtful accounts of $18 and $36, respectively	2,169	2,326
Due from factor	1,581	—
Unbilled receivables	123	853
Other current receivables	113	28
Inventory	4,118	4,310
Prepaid expenses	129	124
Deferred income taxes	—	70
Total current assets	9,685	8,408
Equipment and leasehold improvements, net	1,198	1,470
Investment in Ramsey property and related notes receivable	—	1,652
Goodwill	112	353
Intangibles	442	547
Other assets	80	86
Total assets	$11,517	$12,516

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,132	$1,867
Accrued expenses	892	1,202
Deferred revenue	117	594
Income taxes payable	3	—
Note payable	24	24
Capital lease obligations	—	7
Total current liabilities	2,168	3,694
Deferred income taxes	—	70
Deferred rent	157	204
Note payable, net of current portion	52	70
Total non-current liabilities	209	344
Total liabilities	2,377	4,038

Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 4,152,139 and 4,139,579 shares issued and outstanding at March 31, 2016 and June 30, 2015, respectively	18,440	18,411
Accumulated deficit	(9,300)	(9,933)
Total shareholders’ equity	9,140	8,478
Total liabilities and shareholders’ equity	$11,517	$12,516

PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015

Net sales	$5,337	$3,922	$14,873	$9,310
Cost of sales	3,977	2,877	10,916	6,741
Gross profit	1,360	1,045	3,957	2,569

Operating expenses:
Selling expenses	195	363	665	691
General and administrative expenses	420	592	1,407	1,542
Impairment of goodwill and long-lived assets	245	—	245	—
Research and development costs	450	480	1,313	1,309
Total operating expenses	1,310	1,435	3,630	3,542

Operating income (loss)	50	(390)	327	(973)
Interest expense	(10)	(1)	(36)	(4)
Interest income	—	1	—	6
Gain from sale of Investment in Ramsey Property	340	—	340	—
Gain from disposal of equipment	4	1	18	1
Realized gain on sale of investments	—	395	—	455

Income (loss) from continuing operations before income taxes	384	6	649	(515)
Income tax (expense) benefit	(16)	(98)	(16)	40

Income (loss) from continuing operations	368	(92)	633	(475)
Income from discontinued operations, net of income taxes	—	16	—	37
Net income (loss)	$368	$(76)	$633	$(438)

Basic and diluted net income (loss) per share:
Income (loss) from continuing operations	$0.09	$(0.02)	$0.15	$(0.11)
Income from discontinued operations	—	—	—	0.01
Net income (loss)	$0.09	$(0.02)	$0.15	$(0.10)

Weighted average common shares outstanding:
Basic	4,151	4,158	4,145	4,179
Diluted	4,195	4,158	4,169	4,179
Common shares outstanding	4,152	4,140	4,152	4,140

PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine Months Ended March 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$633	$(438)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	481	398
Gain on sale of investments	—	(455)
Gain on sale of investment in Ramsey	(340)	—
Gain on disposal of equipment	(18)	(1)
Impairment of goodwill and long-lived assets	245	—
Share-based compensation	4	14
Deferred income tax benefit	—	5
Bad debt expense (recovery)	(18)	1
Changes in operating assets and liabilities:
Accounts receivable, due from factor and other current receivables	(1,382)	(313)
Unbilled receivables	730	(324)
Inventory	192	(839)
Prepaid expenses and other assets	—	(83)
Accounts payable, accrued expenses and deferred rent	(1,092)	1,352
Deferred revenue	(477)	298
Income taxes payable	3	(53)
Net cash used in operating activities	(1,039)	(438)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investments	—	(12)
Purchases of equipment and leasehold improvements	(106)	(242)
Business acquisitions	—	(865)
Purchase of notes receivable	—	(1,236)
Purchase of Investment in Ramsey property and related notes receivable	(87)	—
Proceeds from sale of investment in Ramsey	1,970	—
Proceeds from sale of equipment	18	1
Proceeds from sale of investments	—	1,324
Increase in intangibles	(1)	(50)
Net cash provided by (used in) investing activities	1,794	(1,080)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of common stock	(2)	(154)
Proceeds from exercise of stock options and ESPP contributions	27	—
Repurchase of stock options	—	(32)
Borrowings from Summit loan	2,050	—
Repayments on Summit loan	(2,050)	—
Payments made for common stock rights offering	—	(3)
Proceeds from note payable	500
Principal payments on notes payable and capital lease	(525)	(6)
Net cash used in financing activities	—	(195)

Net increase (decrease) in cash and cash equivalents	755	(1,713)
Cash and cash equivalents, beginning of period	697	3,188
Cash and cash equivalents, end of period	$1,452	$1,475